Exhibit 10(bb)

AMENDMENT TO VIACOM STOCK OPTION PLANS

The following stock option plans of Viacom Inc. ("Viacom") were amended, effective as of October 10, 2002, to eliminate the requirement that payment of the option exercise price and appropriate income taxes be made at the time of exercise and instead require that payment be made on or before the settlement date (generally three business days after the option exercise), in order to harmonize the provisions of the Viacom stock option plans and the stock option plans of CBS Corporation ("CBS") assumed by Viacom at the time of the merger with CBS and to facilitate uniform stock option administration:

Viacom Inc. 1989 Long-Term Management Incentive Plan

Viacom Inc. 1994 Long-Term Management Incentive Plan

Viacom Inc. 1997 Long-Term Management Incentive Plan

Viacom Inc. 2000 Long-Term Management Incentive Plan

Viacom Inc. Stock Option Plan for Outside Directors

Viacom Inc. 1994 Stock Option Plan for Outside Directors